     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997

                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               FLORIDA                                 7941                                65-0676005
   (State or Other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer Identification
    Incorporation or Organization)          Classification Code Number)                      Number)
                                                                              RICHARD L. HANDLEY
                                                                             SENIOR VICE PRESIDENT
                                                                              AND GENERAL COUNSEL
        100 NORTHEAST THIRD AVENUE, SECOND FLOOR                        FLORIDA PANTHERS HOLDINGS, INC.
             FORT LAUDERDALE, FLORIDA 33301                        100 NORTHEAST THIRD AVENUE, SECOND FLOOR
                     (954) 768-1900                                     FORT LAUDERDALE, FLORIDA 33301
   (Address, Including Zip Code, and Telephone Number,                          (954) 768-1900
                         Including                             (Name, Address, Including Zip Code, and Telephone
 Area Code, of Registrant's Principal Executive Offices)      Number, Including Area Code, of Agent For Service)

                            ------------------------

                                   Copies to:

              STEPHEN K. RODDENBERRY, ESQ.                                  THOMAS J. MURPHY, ESQ.
           AKERMAN, SENTERFITT & EIDSON, P.A.                               MCDERMOTT, WILL & EMERY
            ONE S.E. THIRD AVENUE, 28TH FLOOR                               227 WEST MONROE STREET
                MIAMI, FLORIDA 33131-1704                                   CHICAGO, IL 60606-5096
                     (305) 374-5600                                             (312) 372-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] (Regis. No. 333-30925)

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                           PROPOSED            PROPOSED
               TITLE OF EACH CLASS                      AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
               OF SECURITIES TO BE                       TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
                   REGISTERED                         REGISTERED          PER UNIT(1)          PRICE(1)               FEE
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share...  117,020 shares(2)       $19 9/16           $2,289,204             $694
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Subject to the overallotment option granted by the Company to the Underwriters.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-1 (Regis. No. 333-30925) filed by Florida Panthers Holdings, Inc. (the "Company") with the Securities and Exchange Commission on July 9, 1997, as amended by Amendment No. 1 dated July 22, 1997 and Amendment No. 2 dated August 5, 1997, which was declared effective on August 5, 1997, are incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 6th day of August, 1997.

                                          Florida Panthers Holdings, Inc.

                                          By:     /s/ William M. Pierce
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President and Chief
                                              Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                          *                            Chairman of the Board            August 6,
-----------------------------------------------------    (Principal Executive Officer)  1997
                  H. Wayne Huizenga

                          *                            Vice Chairman                    August 6,
-----------------------------------------------------                                   1997
                  Richard C. Rochon

                          *                            President and Director           August 6,
-----------------------------------------------------                                   1997
                  Richard H. Evans

                          *                            President of Florida Panthers    August 6,
-----------------------------------------------------    Hockey Club, Inc. and          1997
                  William A. Torrey                      Director

                /s/ WILLIAM M. PIERCE                  Senior Vice President and Chief  August 6,
-----------------------------------------------------    Financial Officer (Principal   1997
                  William M. Pierce                      Financial Officer)

                          *                            Vice President and Corporate     August 6,
-----------------------------------------------------    Controller (Principal          1997
                  Steven M. Dauria                       Accounting Officer)

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                          *                            Director                         August 6,
-----------------------------------------------------                                   1997
                  Steven R. Berrard

                                                       Director
-----------------------------------------------------
                 Dennis J. Callaghan

                                                       Director
-----------------------------------------------------
                   Michael S. Egan

                                                       Director
-----------------------------------------------------
                     Chris Evert

                          *                            Director                         August 6,
-----------------------------------------------------                                   1997
                  Harris W. Hudson

                                                       Director
-----------------------------------------------------
               George D. Johnson, Jr.

         *By:         /s/ William M. Pierce
-----------------------------------------------------
                  William M. Pierce
                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company
24.1       --  Powers of Attorney (incorporated by reference to the
               Company's Registration Statement on Form S-1 -- Regis. No.
               333-30925)